UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-23195 (Commission File Number)	94-3145844 (IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia (Address of principal executive offices)		20191 (Zip Code)
(571) 382-1090 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

      Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        This amendment to the Current Report on Form 8-K filed by Tier Technologies, Inc. (the “Company”) on December 17, 2004 (the “Original Form 8-K”) is being filed by the Company to expand the disclosure contained in the Original Form 8-K relating to the material weakness in the Company’s internal controls over financial reporting and to reflect the fact that the Company filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 on December 28, 2004.

Item 4. 01 Changes in Registrant’s Certifying Accountant

        On December 13, 2004, PricewaterhouseCoopers LLP (“PwC”) informed the Company that PwC declined to stand for re-election as the Company’s independent registered public accounting firm following completion of its audit of the Company’s financial statements for the year ended September 30, 2004. The Company is in the process of seeking proposals for the fiscal year 2005 audit from other independent registered public accounting firms.

        PwC’s audit reports with respect to the Company’s financial statements for the fiscal years ended September 30, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

        During the Company’s fiscal years ended September 30, 2003 and 2004 and the period commencing October 1, 2004 and ending December 27, 2004, there have been no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

        Except as noted in the following paragraph, there have been no reportable events, as defined by Item 304(a)(1)(v) of Regulation S-K, during the Company’s fiscal years ended September 30, 2003 and 2004 or the period commencing October 1, 2004 and ending December 27, 2004.

        On December 15, 2004, PwC advised the Audit Committee of the Company’s Board of Directors of a material weakness in the Company’s internal control over financial reporting related to insufficient personnel resources and technical accounting expertise within the Company’s accounting function.

        The Company believes this situation is due primarily to the relocation of its accounting function from Walnut Creek, California to Reston, Virginia and the resulting need to restaff all but one of the positions in that function. As previously disclosed, the Company relocated its accounting, financial planning, information technology, legal, human resources and facilities management functions to Reston during the quarter ended June 30, 2004, and closed its Walnut Creek facility effective at the end of that quarter. Of the Company’s Walnut Creek finance and accounting staff, consisting of approximately 35 full time equivalents at the time of the Walnut Creek closing, only the Chief Financial Officer remained with the Company following the relocation. Accordingly, during the quarter ended September 30, 2004, the Company was engaged in an effort to fill all of those positions with new personnel. The Company has not yet filled all of the open positions, and the new staff in the positions it has filled are still becoming familiar with their responsibilities and with the Company’s policies and procedures.

        Members of the Company’s new accounting staff in Reston closed the Company’s books with respect to the quarter ended June 30, 2004 with the help of several key members of the Company’s Walnut Creek staff, including the Company’s former Controller, who agreed to continue to work with the Company on a temporary consulting basis to help close the quarter.

        The turnover of the entire accounting staff, other than the Chief Financial Officer, during the Company’s fiscal fourth quarter resulted in the loss of significant knowledge of and experience with the Company’s accounting policies and procedures. This loss of experience, coupled with the incompleteness of the Company’s accounting staff, was greater than anticipated and led to increases in the time required to perform control procedures and to develop and analyze information in connection with the closing of the Company’s books for the quarter and year ended September 30, 2004. The increase in the time required to close the Company’s books caused delays in finalizing the Company’s financial statements, which prevented the filing of its Form 10-K for the fiscal year ended September 30, 2004 (the “Form 10-K”) by December 14, 2004, the filing deadline imposed by the regulations of the Securities and Exchange Commission. PwC advised the Company that the insufficient personnel resources and technical accounting expertise within the Company’s accounting function that caused the delays reflected a material weakness in the Company’s internal controls over financial reporting.

        On December 15, 2004, the Company timely filed a Form 12b-25 that provided a grace period until December 29, 2004 for the filing of the Form 10-K. The Company then filed the Form 10-K on December 28, 2004, within the grace period. The Form 10-K included an unqualified audit opinion from PwC with respect to the Company’s consolidated financial statements included therein.

        The Company’s management and the Audit Committee have developed a plan to remediate the material weakness, which the Company is in the process of implementing. The Company expects this remediation will require it to hire additional qualified personnel to fill open positions within the accounting, financial planning, and compliance functions, and to increase the level of accounting expertise of current personnel by means of training. The Company is actively recruiting to fill the vacancies and is assessing the skill sets of individual members of its accounting and finance staff and of the staff as a whole. The Company has also concluded that it must ensure that all of its accounting and finance staff are thoroughly trained in the application of the Company’s accounting policies and procedures and internal controls.

        More specifically, the Company is actively seeking to fill a newly created position entitled Technical Research and Compliance Manager who will serve as the Company’s lead technical research resource in interpreting FASB pronouncements, providing guidance on issues being addressed by the EITF, and following SEC bulletins and PCAOB activity. The Company also expects to fill several key positions in its finance and accounting departments in the coming weeks, including a SEC Reporting Manager. The Company is actively seeking candidates for these positions with significant public company experience. The Company also plans to hire individuals to fill the positions of general ledger accountant, accounts receivable associate, and accounts payable associate.

        Until these positions have been filled, the Company will rely on additional, periodic monitoring, including: financial reviews of each operating segment analyzing actual against projected performance, balance sheet account reconcilement reviews to identify any unusual items or items that have been outstanding for more than the current period, income statement reviews focusing on variances to plan, forecast, and the prior year and consulting appropriate authoritative accounting literature for any new accounting issues that may arise to ensure that the financial statements are fairly presented in accordance with GAAP.

        The Company is not able at this time to determine the costs of the remediation, but expects to incur additional expenses for staff salaries and other items. Although the Company is aggressively seeking to fill all the necessary positions, it cannot predict how long it will take to do so, particularly in light of the very tight job market for experienced accounting professionals in Northern Virginia and throughout the country.

        The Company believes that its material weakness contributed to one adjusting entry following the closing of its books for the year ended September 30, 2004. In connection with the audit of its fiscal 2004 financial statements, the Company changed its estimate of a previous liability accrual relating to subcontractor costs on a fixed price contract. The result of this change of estimate and the resulting release of the accrual was to decrease both direct costs and total liabilities by $1.6 million and to increase equity by the same amount.

        The Company has authorized PwC to respond fully to the inquiries of the Company’s successor independent registered public accounting firm with respect to matters related to the material weakness.

        The Company has provided PwC with a copy of this disclosure under this Item 4.01 and has received a letter from PwC stating that it agrees with the relevant parts of this disclosure. A copy of the letter received by the Company indicating PwC’s agreement with this disclosure is attached hereto as Exhibit 16.1.

Item 9.01 Financial Statements and Exhibits

(c)         Exhibits

16.1       Letter from PricewaterhouseCoopers LLP, dated January 19, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC. By: /s/ Jeffrey A. McCandless Jeffrey A. McCandless Chief Financial Officer

Date: January 19, 2005

EXHIBIT INDEX

16.1            Letter from PricewaterhouseCoopers LLP, dated January 19, 2005.